UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                March 17, 1997
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                           Texas Equipment Corporation
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       (Exact name of small business issuer as specified in its charter)

                      Nevada 33-47921-A 62-1459870 (Exact
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          (State or other jurisdiction (Commission File I.R.S.Employer of incorporation) Number) Identification No.


             110 Greene Street, Suite 800, New York, New York 10012
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              (Address of principal executive offices) (Zip Code)


      (Registrant's telephone number, including area code: (212) 334-6700
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                     (Former name, former address and former
                   fiscal year, if changed since last report)




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Item 5. Other Events

On March 17, 1997, the registrant was served with a complaint filed on March 8, 1997, by Jonathan Braun, Charles Platkin and Marinex Multimedia Corporation ("Marinex") in the Southern District Court of New York against the registrant, Paul Condit, Paul Condit II, John Condit, Jeffrey Condit, Michael Killman and Charles Barkley. Marinex is a wholly owned subsidiary of the registrant, and Jonathan Braun is a director of the registrant as well as an officer and director of Marinex. Charles Platkin is a former director of the registrant and is a director and officer of Marinex. Michael Killman is a principal in the accounting firm of Killman Murrell & Co., the registrant's independent auditor. Charles Barkley was counsel to the registrant. The civil action relates to the exchange of shares between the registrant and Texas Equipment Co., Inc. ("Texas Equipment") whereby Texas Equipment became a wholly owned subsidiary of the registrant. Paul Condit is the registrant's president, and Paul Condit II, John Condit, and Jeffrey Condit were owners of all of the issued and outstanding equity of Texas Equipment, each now owning approximately 22.7% of the registrant's Common Stock. The action alleges that: (i) Texas Equipment, Paul Condit, Paul Condit II, John Condit, Jeffrey Condit, Michael Killman, and Charles Barkley committed fraud against Marinex; (ii) Texas Equipment, Paul Condit, Paul Condit II, John Condit, Jeffrey Condit, and Michael Killman negligently made false representations to Marinex; (iii) Paul Condit II, John Condit and Jeffery Condit committed a breach of contract against the plaintiffs; and (iv) Charles Barkley committed a breach of fiduciary duty, breach of duty of loyalty, negligence and legal malpractice against the plaintiffs. The action seeks unspecified damages not less than $930,000, including fees and expenses. The registrant believes this action is without merit and intends to vigorously defend against these claims. While the registrant believes these claims are without merit and are, in addition, subject to numerous procedural defenses, the final outcome of this action is unknown.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act or 1934, the registrant has duly caused this report to be signed on its behalf, thereby duly authorized.



     Date: March 31, 1997                /s/ Paul Condit
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                                         Paul Condit,President


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